FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207132-15

From: Citi Cmbs Syndicate (CITIGROUP GLOBAL MAR)

Sent: Monday, October 16, 2017 9:05 AM

Subject: CGCMT 2017-C4 -- New Issue Announcement (Public)

CGCMT 2017-C4 -- New Issue Announcement (Public)

$842.714mm Fixed Rate CMBS Offering

Co-Lead Managers and Joint Bookrunners: Citigroup Global Markets, Inc., Cantor Fitzgerald & Co., Deutsche Bank Securities

Co-Manager: Academy Securities

						U/W NOI
Class	Moody's/Fitch/KBRA	Size($mm)	WAL(yr)	C/E	Cum LTV	Debt Yld
A-1	Aaa(sf)/AAAsf/AAA(sf)	27.750	2.69	30.000%	41.4%	15.6%
A-2	Aaa(sf)/AAAsf/AAA(sf)	103.900	4.93	30.000%	41.4%	15.6%
A-3	Aaa(sf)/AAAsf/AAA(sf)	240.000	9.67	30.000%	41.4%	15.6%
A-4	Aaa(sf)/AAAsf/AAA(sf)	271.691	9.85	30.000%	41.4%	15.6%
A-AB	Aaa(sf)/AAAsf/AAA(sf)	40.600	7.41	30.000%	41.4%	15.6%
A-S	Aa3(sf)/AAAsf/AAA(sf)	73.280	9.87	22.500%	45.8%	14.1%
B	NR/AA-sf/AA(sf)	45.189	9.87	17.875%	48.5%	13.3%
C	NR/A-sf/A-(sf)	40.304	9.95	13.750%	51.0%	12.6%

Collateral Summary
Initial Pool Balance:	$977,059,894
Number of Mortgage Loans:	57
Number of Mortgaged Properties:	95
Average Cut-off Date Mortgage Loan Balance:	$17.141mm
Weighted Average Mortgage Interest Rate:	4.46836%
Weighted Average Remaining Term to Maturity/ARD (months):	112
Weighted Average Remaining Amortization Term (months):	353
Weighted Average Cut-off Date LTV Ratio:	59.1%
Weighted Average Maturity Date/ARD LTV Ratio:	54.4%
Weighted Average Underwritten Debt Service Coverage Ratio:	1.89x
Weighted Average Debt Yield on Underwritten NOI:	10.9%
% of Mortgaged Properties with Single Tenants:	16.3%
% of Mortgage Loans with Mezzanine or Subordinate Debt:	15.1%

Property Type:	27.8% Office, 25.0% Retail, 13.8% Mixed Use, 18.8% Hospitality, 2.2% Industrial, 7.1%
Multifamily, 0.9% Self Storage, 3.4% Manufactured Housing

Top 5 States:	20.6% CA, 11.3% NY, 10.2% MA, 5.3% NV, 5.1% DC

Risk Retention:	Horizontal

Master Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
Special Servicer:	Midland Loan Services, a Division of PNC Bank, National Association
Operating Advisor:	Park Bridge Lender Services LLC
Controlling Class Rep:	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Trustee:	Wilmington Trust, National Association
Cert. Administrator:	Citibank, N.A.

Anticipated Timing:

Global Investor Call:	Monday, October 16th, 2017
Anticipated Pricing:	Week of October 16th, 2017
Anticipated Closing:	October 31, 2017

Global Investor Call Details:
Date:	Monday, October 16th, 2017
Time:	2:00PM ET
Participants, Toll-Free:	719-457-6793
Participant Passcode:	5222477

Roadshow Schedule:

Tuesday, October 17th, 2017

Boston, MA - Breakfast Meeting

-Boston Harbor Hotel (Sonoma Room)

-70 Rowes Wharf, Boston, MA

-8:30AM ET

Hartford, CT - Lunch Meeting

-The Goodwin (Twain Room)

-1 Haynes Streed

-12:30PM ET

Minneapolis, MN - Breakfast Meeting

-The Grand Minneapolis (Harriet & Cedar Lakes Room)

-615 Second Avenue South, Minneapolis, MN

-8:00AM CT

<Term Sheet>

<Annex A>

THIS FREE WRITING PROSPECTUS, DATED OCTOBER 16, 2017 MAY BE AMENDED OR SUPPLEMENTED PRIOR TO TIME OF SALE IMPORTANT NOTICE REGARDING THIS OFFERING OF ASSET-BACKED SECURITIES THE SECURITIES OFFERED BY THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED. THIS FREE WRITING PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED. THESE SECURITIES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE ORIGINATORS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE CERTIFICATE ADMINISTRATOR, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CONTROLLING CLASS REPRESENTATIVE, THE COMPANION LOAN HOLDERS (OR THEIR REPRESENTATIVES), THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THESE SECURITIES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-207132) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, the depositor, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Cantor Fitzgerald & Co., Academy Securities, Inc. or any other underwriter or dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-831-9146.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation being made that these materials are accurate or complete and that these materials may not be updated or (3) these materials possibly being confidential, are, in each case, not applicable to these materials and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.